Exhibit 4.16

OPTION TO PURCHASE

COMMON STOCK

OF

SPARE BACKUP INC.

2006-33

This is to certify that The Sterling Group (the “Holder”) is entitled, subject to the terms and conditions hereinafter set forth, to purchase Six Hundred Thousand (600,000) shares of Common Stock, par value $.001 per share (the “Common Shares”), of SPARE BACKUP INC., a Delaware corporation (the “Company”), from the Company at the price per share and on the terms set forth in the Retainer Agreement dated August 4, 2006 and to receive a certificate for the Common Shares so purchased on presentation and surrender to the Company with the subscription form attached, duly executed and accompanied by payment of the purchase price of each share purchased either in cash or by certified or bank cashier’s check or other check payable to the order of the Company.

The purchase rights represented by this Option are exercisable commencing on August 4, 2006 through and including August 4, 2011, at a price per Common Share of $ .60.

The purchase rights represented by this Option are exercisable at the option of the registered owner hereof in whole or in part, from time to time, within the period specified; provided, however, that such purchase rights shall not be exercisable with respect to a fraction of a Common Share. In case of the purchase of less than all the Common Shares purchasable under this Option, the Company shall cancel this Option on surrender hereof and shall execute and deliver a new Option of like tenor and date for the balance of the shares purchasable hereunder.

The Holder shall not sell, assign or dispose of in excess of 5% (but not less than 100 shares) of the shares of common stock awarded pursuant to option grant in any 30-day period. To insure compliance, the Company may place legends and/or stop transfer orders with the transfer agent of the Company’s securities with respect to any of the shares of the common stock referred to above. This limitation shall apply for the term of the Option.

In addition to the aforementioned restrictions, the Holder acknowledges that the Securities and Exchange Commission precludes any person who is in receipt or has knowledge of any material information concerning the Company that has not otherwise been disclosed in a public manner by the Company to refrain from making any sales of shares of common stock notwithstanding that such shares have been registered by the Company with the Securities and Exchange Commission.

The Company agrees at all times to reserve or hold available a sufficient number of Common Shares to cover the number of Common Shares issuable on exercise of this and all other Options and Warrants of like tenor then outstanding.

This Option shall not entitle the holders hereof to any voting rights or other rights as a shareholder of the Company, or to any other rights whatever except the rights herein expressed and such as are set forth, and no dividends shall be payable or accrue in respect of this Option or the interest represented hereby or the Common Shares purchasable hereunder until or unless, and except to the extent that, this Option shall be exercised.

In the event that the outstanding Common Shares hereafter are changed into or exchanged for a different number or kind of shares or other securities of the Company or of another corporation by reason of merger, consolidation, other reorganization, recapitalization, reclassification, combination of shares, stock split-up or stock dividend:

(a)          The aggregate number, price and kind of Common Shares subject to this Option shall be adjusted appropriately;

(b)          Rights under this Option, both as to the number of subject Common Shares and the Option exercise price, shall be adjusted appropriately; and

(c)          In the event of dissolution or liquidation of the Company or any merger or combination in which the Company is not a surviving corporation, this Option shall terminate, but the registered owner of this Option shall have the right, immediately prior to such dissolution, liquidation, merger or combination, to exercise this Option in whole or in part to the extent that it shall not have been exercised.

The foregoing adjustments and the manner of application of the foregoing provisions may provide for the elimination of fractional share interests.

The Company shall not be required to issue or deliver any certificate for Common Shares purchased on exercise of this Option or any portion thereof prior to fulfillment of all the following conditions:

(a)          The completion of any required registration or other qualification of such shares under any federal or state law or under the rulings or regulations of the Securities and Exchange Commission or any other government regulatory body which is necessary;

(b)          The obtaining of any approval or other clearance from any federal or state government agency which is necessary;

(c)          The obtaining from the registered owner of the Option, as required in the sole judgment of the Company, a representation in writing that the owner is acquiring such Common Shares for the owner’s own account for investment and not with a view to, or for sale in connection with, the distribution of any part thereof, if the Options and the related shares have not been registered under the Act; and

(d)          The placing on the certificate, as required in the sole judgment of the Company, of an appropriate legend and the issuance of stop transfer instructions in connection therewith as follows:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE MAY NOT BE OFFERED, SOLD, TRANSFERRED, PLEDGED OR HYPOTHECATED IN EXCESS OF 5% ( BUT NO LESS THAN 100 SHARES) OF THE SHARES OF COMMON STOCK AWARDED PURSUANT TO THE UNDERLYING OPTION GRANT IN ANY 30-DAY PERIOD. THE TRANSFER AGENT HAS BEEN ORDERED TO EXECUTE TRANSFERS OF THIS CERTIFICATE ONLY IN ACCORDANCE WITH THE ABOVE INSTRUCTIONS AND WILL REQUIRE PRIOR APPROVAL OF COUNSEL OR THE ISSUER BEFORE PROCEEDING WITH THE TRANSACTION.”

IN WITNESS WHEREOF, the Company has caused this Option to be executed by the signature of its duly authorized officer.

SPARE BACKUP INC.

By:	/s/ Cery Perle
Cery Perle, President

Dated:  August 4, 2006

SUBSCRIPTION FORM

(To be executed by the registered holders to exercise the rights to purchase Common Shares evidenced by the within Option.)

SPARE BACKUP INC.

73061 El Paseo, Suite 202

Palm Desert, California 92260

The undersigned hereby irrevocably subscribes for _____________ Common Shares pursuant to and in accordance with the terms and conditions of this Option, and herewith makes payment of $__________ therefor, and requests that a certificate for such Common Shares be issued in the name of the undersigned and be delivered to the undersigned at the address stated below, and if such number of shares shall not be all of the shares purchasable hereunder, that a new Option of like tenor for the balance of the remaining Common Shares purchasable hereunder shall be delivered to the undersigned at the address stated below.

Dated:	_______________________	Signed:	______________________________

Address:	______________________________

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